                                   EXHIBIT 11

                 Statement Re: Computation of Earnings Per Share

                                                       Three Months Ended                Six Months Ended
                                                    July 1,         June 25,          July 1,        June 25,
                                                     2001            2000              2001           2000
                                                 ----------------------------      ---------------------------
(In thousands, except per share amounts)

Average shares outstanding - Basic                    4,324            4,812            4,324           5,051

Shares issuable upon the exercise of
  Outstanding stock options and warrants                 10                -                6              11
                                                 -----------    -------------      -----------    ------------

Weighted average shares outstanding - Diluted         4,334            4,812            4,330           5,062
                                                 ===========    =============      ===========    ============


Net income                                        $     914      $     1,092        $   1,762      $    2,298
                                                 ===========    =============      ===========    ============

Basic earnings per share                          $    0.21      $      0.23        $    0.41      $     0.45
                                                 ===========    =============      ===========    ============

Diluted earnings per share                        $    0.21      $      0.23        $    0.41      $     0.45
                                                 ===========    =============      ===========    ============





















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